Exhibit 10.31

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

DASEKE, INC.
2017 OMNIBUS INCENTIVE PLAN

This NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), is made as of [ ] between Daseke, Inc. (the “Company”) and [ ] (the “Participant”), and is made pursuant to the terms of the Company’s 2017 Omnibus Incentive Plan, as amended and restated (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan. For the purposes of this Agreement, the “Grant Date” shall be [ ].

Section 1.
Non-Qualified Stock Option. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant, as of the Grant Date, a Non-Qualified Stock Option (the “Option”) to purchase from the Company [ ] Shares (such Shares are referred to as the “Option Shares”) at an exercise price per Share of $[ ], subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”).
Section 2.
Vesting Requirements.
(a)
Generally. Except as otherwise provided herein, the Award shall vest and become exercisable with respect to the percentage of Option Shares set forth across from each “Option Vesting Date” (as defined below), subject to the Participant’s continuous service or employment with the Company or an Affiliate (“Service”) from the Grant Date through such Option Vesting Date, as set forth in the following “Vesting Schedule”:

Vesting Schedule
Option Vesting Date	Percentage of Option Shares Vested*

*Any resultant fractional Option Shares shall not become vested and instead shall be subject to the next Option Vesting Date.
(b)
Change in Control. Notwithstanding Section 2(a) hereof, upon the occurrence of a Change in Control, except to the extent that a Replacement Award (as such award is defined and determined under Section 13 of the Plan) is provided to the Participant to replace or adjust this outstanding Award, 100% of any then unvested, outstanding Option Shares shall immediately become fully vested and exercisable, provided that the Participant remains in continuous Service from the Grant Date through the occurrence of the Change in Control.
(c)
Termination of Service Without Cause or Resignation for Good Reason. Notwithstanding Section 2(a) hereof, in the event of the Participant’s termination of Service (x) by the Company without Cause or (y) by the Participant’s resignation for Good Reason, any then unvested Option Shares shall immediately become vested and exercisable as of the date of the Participant’s termination (the “Termination Date”). For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings set forth in that certain Employment Agreement, dated as of [ ], between the Company and the Participant (the “Employment Agreement”). Notwithstanding the foregoing, the Participant’s eligibility and entitlement to acceleration of vesting described under this Section 2(c) is dependent upon the satisfaction of all conditions to receipt of severance consideration pursuant to Section 6(f) of the Employment Agreement.
(d)
Termination of Service Due to Death or Disability. Notwithstanding Section 2(a) hereof, in the event of the Participant’s termination of Service due to death or Disability, in each case prior to any Option Vesting Date, any then unvested Option Shares that would have vested within the calendar year of the Termination Date shall immediately become vested and exercisable as of the Termination Date. Notwithstanding the foregoing, the Participant’s eligibility and entitlement to acceleration of vesting described under this Section 2(d) is dependent upon the satisfaction of all conditions to receipt of severance consideration pursuant to Section 6(f) of the Employment Agreement.
(e)
Other Terminations of Service. Upon the occurrence of a termination of the Participant’s Service for any reason other than as contemplated by Section 2(c) or Section 2(d) hereof, all outstanding and unvested Option Shares shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto. Notwithstanding anything to the contrary herein, upon a termination of the Participant’s Service for Cause, all Option Shares, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.
Section 3.
Option Exercise. Subject to this Agreement and the Plan, on and after a Vesting Date, the Option may be exercised in whole or in part with respect to the number of Option Shares which have become vested pursuant to Section 2 hereof by filing a written notice with the Company on a form approved by the Committee in accordance with rules and procedures established by the Committee; provided, however, that in no event shall the Option (or any portion thereof) be exercisable after the Expiration Date of the Option. Any such notice shall specify the number of Option Shares which the Participant elects to purchase and shall be accompanied by payment of the aggregate exercise price for such Option Shares indicated by the Participant’s election (except as otherwise provided by the Committee in connection with a broker-assisted cashless exercise program). Subject to applicable law and as approved by the Committee, the Exercise Price shall be payable (a) in cash, or its equivalent, (b) through delivery of irrevocable instructions to a broker to sell the Option Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price, (c) the Company’s withholding of Option Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement, (d) by a combination of the foregoing, or (e) by such other methods as may be approved by the Committee.
Section 4.
Certificates: Cash in Lieu of Fractional Shares. Option Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Option Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. In lieu of issuing a fraction of a Share pursuant to the Plan or this Agreement, the Company may pay to the Participant an amount equal to the Fair Market Value of such fractional share.
Section 5.
Restrictions on Transfer. No Options (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance. Notwithstanding the foregoing, at the discretion of the Committee, Options may be transferred by the Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons.
Section 6.
Expiration Date. The Expiration Date of the Option shall occur on the earliest to occur of the following: (a) the 10-year anniversary of the Grant Date or (b) if the Participant’s Termination Date occurs for Cause, the Termination Date.
Section 7.
Adjustments. The Award granted hereunder shall be subject to the adjustment as provided in Section 4(b) of the Plan.
Section 8.
No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service.
Section 9.
Tax Withholding. Unless determined otherwise by the Committee, the Company shall withhold from the Option Shares to be issued to the Participant pursuant to Section 3 hereof the number of Option Shares (and any amount of cash) determined at up to the maximum allowable rate in the Participant’s relevant tax jurisdiction on the Option Shares’ Fair Market Value at the time such determination is made.
Section 10.
No Voting Rights as a Stockholder; Rights to Dividends or Other Distributions. The Participant shall not have any voting privileges of a stockholder of the Company with respect to the Option unless and until Option Shares underlying the Option are delivered to the Participant in accordance with Section 3 hereof.
Section 11.
Claw back. The Award shall be subject to recoupment in accordance with any existing claw back policy or claw back policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by applicable law. In addition, the Board may impose such other claw back, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Option Shares or other cash or property upon the occurrence of Cause. The implementation of any claw back policy shall not be deemed a triggering event for purposes of any definition of “constructive termination.”
Section 12.
Amendment and Termination. Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto. Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.
Section 13.
Securities Law Requirements. Notwithstanding any other provision of this Agreement, the Company shall have no liability to make any distribution of Option Shares under this Agreement unless such delivery or distribution would comply with all applicable laws. In particular, no Option Shares shall be delivered to a Participant unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.
Section 14.
Construction. The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, this Agreement shall govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.
Section 15.
Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.
Section 16.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
Section 17.
Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
Section 18.
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Grant Date.

DASEKE, INC.

By:

Name:

Title:

PARTICIPANT

Participant’s Signature Date

Name:

Address: